EXHIBIT 99.1

Contacts:
Semitool, Inc.	Pfeiffer High Investor Relations, Inc.
Larry Viano, CFO, VP	Geoff High
406.752.2107	303.393.7044
Semitool, Inc. Announces Registered Direct Offering of
Three Million Shares of Common Stock
KALISPELL, MT., Dec. 15 — Semitool, Inc. (Nasdaq: SMTL — News), a leading manufacturer of wafer processing equipment for the semiconductor industry, announced today that it has entered into purchase agreements with institutional investors for the sale of 3 million shares of its common stock at a price of $9.85 per share. Concurrently with this offering, Raymon F. Thompson, chairman of the board and chief executive officer of Semitool, will sell an additional 2 million shares of Semitool common stock at a price of $9.85 per share. After such sale and giving effect to the offering, Mr. Thompson will beneficially own approximately 31.0% of the outstanding common stock of Semitool. Semitool will not receive any proceeds from the sale of shares by Mr. Thompson. Semitool expects to receive proceeds of approximately $28.0 million from the offering, net of placement fees. The offering by Semitool is being conducted pursuant to Semitool’s shelf registration statement filed in September 2000. The sale is expected to close on or about Wednesday, Dec. 21, 2005. Semitool plans to use the net proceeds for general corporate purposes.
Needham & Company, LLC acted as the placement agent to Semitool and Mr. Thompson for this financing.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer-level packaging.
Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on the Nasdaq National Market under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.
Safe Harbor Statement
Statements contained in this press release which are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s estimates, projections and assumptions that underlie such statements at the time they are made. Such forward-looking statements include, without limitation, statements regarding (i) the number of shares of common stock expected to be sold, which may be close to, or stock expected to be sold, (ii) Semitool’s expectation regarding the proceeds it expects to receive after deducting fees and expenses, (iii) expected timing of the closing of the offering, and (iv) the expected use of net proceeds from the offering. Management cautions that forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements. Such risks and uncertainties include the possibility that the offering does not close, unanticipated changes in the market for Semitool’s common stock, unanticipated costs and expenses related to the offering, as well as a number of other risk factors described in Semitool’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2005. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.